                      CERTIFICATE OF DESIGNATION, POWERS,
                             PREFERENCES AND RIGHTS
                                     OF THE
                       REDEEMABLE VOTING PREFERRED STOCK
                    ($1.00 liquidation preference per share)

                                       OF

                         LEHMAN BROTHERS HOLDINGS INC.


                         Pursuant to Section 151 of the

                General Corporation Law of the State of Delaware

                           __________________________


                The undersigned DOES HEREBY CERTIFY that the following resolution was duly adopted by the Board of Directors (the "Board") of Lehman Brothers Holdings Inc., a Delaware corporation (hereinafter called the "Corporation"):

                "RESOLVED that, pursuant to authority expressly granted to and vested in the Board by provisions of the Restated Certificate of Incorporation of the Corporation (the "Certificate of Incorporation"), the issuance of a series of preferred stock, par value $1.00 per share, which shall consist of 1,000 shares, is authorized, and the Board hereby fixes the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the shares of such series of preferred stock (in addition to the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, set forth in the Certificate of Incorporation which may be applicable to such series of preferred stock) as follows:

                1. Designation; Rank. The designation for such series of preferred stock authorized by this resolution shall be the "Redeemable Voting Preferred Stock" (the "Redeemable Preferred Stock"). The maximum number of shares of Redeemable Preferred Stock shall be 1,000. The Redeemable Preferred Stock is issuable in whole shares only.

                For the purposes of this resolution, any stock of any class or classes of the Corporation shall be deemed to rank:

                                 (a)      prior to shares of the Redeemable
                         Preferred Stock, either as to dividends or upon liquidation, dissolution or winding up, or both, if the holders of stock of such class or classes shall be entitled by the terms thereof to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of shares of the Redeemable Preferred Stock;

                                 (b)      on a parity with shares of the
                         Redeemable Preferred Stock, either as to dividends or upon liquidation, dissolution or winding up, or both, whether or not the dividend rates, dividend payment dates, or redemption or liquidation prices per share thereof be different from those of the Redeemable Preferred Stock, if the holders of stock of such class or classes shall be entitled by the terms thereof to the receipt of dividends or of amounts distributed upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend rates or liquidation prices, without preference or priority of one over the other as between the holders of such stock and the holders of shares of Redeemable Preferred Stock (the term "Parity Preferred Stock" being used to refer to any stock on a parity with the shares of Redeemable Preferred Stock, either as to dividends or upon liquidation, dissolution or winding up, or both, as the context may require); and

                                 (c)      junior to shares of the Redeemable
                         Preferred Stock, either as to dividends or upon liquidation, dissolution or winding up, or both, if such class shall be common stock of the Corporation ("Common Stock") or if the holders of the Redeemable Preferred Stock shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of stock of such class or classes.

                         The Redeemable Preferred Stock shall rank, as to
                dividends and upon liquidation, dissolution or winding up, on a parity with the Corporation's Cumulative Voting Preferred Stock and the Corporation's Cumulative Convertible Voting Preferred Stock, Series A.

                2. Certain Definitions. The following terms shall have the meanings set forth below:

                         (a) "Accrued Interest" means, as of any date, interest accrued up to and including such date on any Unpaid Amounts (other than Unpaid Amounts referred to in the proviso to Paragraph 3(c)(i) hereof) in respect of all Dividends Periods ended on or prior to such date.

                         (b) "Applicable Amount" means, with respect to any Dividend Period, an amount equal to the result obtained by multiplying $400,000,000 by the Applicable Percentage for such Dividend Period.

                         (c) "Applicable Percentage" means, with respect to any Dividend Period, a fraction of which the numerator is the number of calendar months in such Dividend Period and of which the denominator is twelve (12).

                         (d) "Business Day" means any day other than Saturday, Sunday or any other day on which the New York Stock Exchange is closed.





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
                         (e) "Date of Original Issue" means the date on which the Corporation initially issues the Redeemable Preferred Stock.

                         (f) "Default Rate" means (i) with respect to any Unpaid Amount which shall have been unpaid for a period of one year or less, a rate per annum equal to the sum of (A) the Treasury Rate and
        (B) 0.50% and (ii) with respect to any Unpaid Amount which shall have been unpaid for a period of more than one year, a rate per annum equal to the sum of (A) the Two-Year Treasury Rate and (B) 1.50%.

                         (g) "Designated Event" means an event or series of events as a result of which (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a holder of the Redeemable Preferred Stock, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of shares of Voting Stock representing more than 30% (or 34% in the case such person is Nippon Life Insurance Company) of the combined voting power of the then-outstanding Voting Stock; (ii) the Corporation consolidates with or merges into any other corporation, or conveys, transfers or leases all or substantially all of its assets to any person, or any other corporation merges into the Corporation, and, in the case of any such transaction, the outstanding Common Stock of the Corporation is changed or exchanged as a result, unless the stockholders of the Corporation immediately before such transaction own, directly or indirectly, immediately following such transaction, at least 51% of the combined voting power of the outstanding voting securities of the corporation resulting from such transaction in substantially the same proportion as their ownership of the Voting Stock immediately before such transaction; (iii) the Corporation or any of its subsidiaries consummates an acquisition (other than the acquisition, directly or indirectly through any special purpose entity, of securities or other inventory in the ordinary course of the Corporation's business) involving aggregate consideration to the seller in an





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
        amount exceeding 30% of the Fair Market Value of the outstanding Common Stock of the Corporation immediately prior to such transaction and either (a) the ratio of consolidated indebtedness to consolidated stockholders' equity of the Corporation as of the last day of the calendar month immediately preceding the calendar month in which such acquisition occurs or (b) the ratio of adjusted consolidated tangible assets (total consolidated assets less goodwill) to consolidated tangible net worth of the Corporation as of the last day of the calendar month immediately preceding the calendar month in which such acquisition occurs increases, on a pro forma basis as if such acquisition occurred on such day, by more than 20% as a result of such transaction; or (iv) on any day (a "Calculation Date") the Corporation makes any distribution or distributions of cash, property or securities (other than regular quarterly dividends, or a distribution in its Common Stock, preferred stock which is substantially equivalent to Common Stock or rights to acquire common stock or preferred stock which is substantially equivalent to Common Stock) to holders of its Common Stock, or the Corporation or any of its subsidiaries purchases or otherwise acquires its Common Stock, and the sum of the fair market value of such distribution or purchase on the Calculation Date, plus the fair market value, when made, of all other such distributions and purchases which have occurred during the twelve month period ending on the Calculation Date, exceeds 30% of the aggregate Fair Market Value of all of the shares of Common Stock outstanding at the close of business on the last day prior to such twelve month period. Notwithstanding the foregoing, a Designated Event shall not be deemed to occur solely because any person (the "Subject Person") becomes the beneficial owner of more than the permitted amounts of the outstanding Voting Stock as a result of the acquisition of Voting Stock by the Corporation or any subsidiary of the Corporation that, by reducing the number of shares of Voting Stock outstanding, increases the proportional number of shares beneficially owned by the Subject Person, provided that if a Designated Event would occur (but for the operation of this sentence) as a result of the acquisition of Voting Stock by the Corporation or any subsidiary of the Corporation, and after such share acquisition, the Subject Person becomes the beneficial owner of any additional Voting Stock that increases the percentage of the then outstanding Voting Stock beneficially owned by the Subject Person by more than 2%, then a Designated Event shall occur.

                         (h) "Determination Date" means the last day of a Dividend Period.

                         (i) "Dividend Payment Date" has the meaning specified in Paragraph 3(b) hereof.

                         (j) "Dividend Period" means the Initial Dividend Period or any Subsequent Dividend Period.

                         (k) "Earnings Release" has the meaning specified in Paragraph 2(q) hereof.

                         (l) "Exchange Act" means the Securities Exchange Act of 1934.

                         (m) "Failure Amount" means, as of any date, the sum of the amount of dividends which were payable to the holders of Redeemable Preferred Stock for any of the two Dividend Periods prior to such date for which the amount of dividends payable was greater than zero.

                         (n) "Fair Market Value" per share of capital stock of the Corporation on any date means (i) if there is a public trading market for such stock, the average of the daily closing prices for the 10 consecutive trading days selected by the Corporation commencing not less than 20 days nor more than 30 trading days before such date or
        (ii) if there is no trading market for such stock, the fair market value thereof. For purposes of this definition, the closing price for each day shall be the last reported sales price regular way or, the average of the reported closing bid and asked pric-es regular way, in either case on the New York Stock Exchange or, if the stock is not listed or admitted to trading on such exchange, on the principal national securities exchange on which the common stock is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the National Association of Securities Dealers Automated Quotations National Market or, if not listed or admitted to trading on any national securities exchange or quoted on such National Market, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm selected from time to time by the Corporation for that purpose. For the purposes of this definition, the term "trading day" shall mean each Monday, Tuesday, Wednesday, Thursday and Friday, other than any day on which securities are not traded on such exchange or in such market.

                         (o) "GAAP" means generally accepted accounting principles applicable to the period in question consistently applied since the Date of Original Issue and throughout the period in question.

                         (p) "Initial Dividend Period" means the period commencing on the first day of the calendar month immediately following the calendar month in which the Date of Original Issue occurs and ending on the earlier of (a) the day immediately preceding the first day of the first full fiscal year of the Corporation commencing after the Date of Original Issue and (b) the day immediately preceding the first anniversary of the day on which the Initial Dividend Period commenced.

                         (q) "Net Income" means, for any period, the aggregate net income (or loss) of the Corporation for such period, determined on a consolidated basis in accordance with GAAP and consistent with the Corporation's past practice if not contrary to GAAP. Net Income with respect to each Dividend Period shall be (i) based on consolidated financial statements which have been prepared in compliance with Paragraph 3(e) hereof and (ii) calculated by a responsible financial officer of the Corporation upon completion of each audit referred to in Paragraph 3(e) hereof; provided that if such audited financial statements are not available on or prior to the Dividend Payment Date with respect to any Dividend Period, Net Income initially shall be based on an earlier earnings release or other similar public announcement or communication by the Corporation which sets forth an estimate or other report of Net Income for such Dividend Period or, if the Corporation is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act on such Dividend Payment Date, (and the Corporation has not otherwise issued any such release, announcement or communication) on an earlier estimate of Net Income for such Dividend Period as set forth in a certificate signed by a responsible financial officer of the Corporation (such release, communication or certificate is referred to herein as an "Earnings Release"), which amount shall thereafter be adjusted (upward or downward) upon the availability of such audited financial statements.

                         (r) "Redeemable Stock" means any capital stock of the Corporation that, by its terms or by the terms of any security into which it is convertible or exchangeable, is, or upon the happening of an event or passage of time would be, required to be redeemed or repurchased, in whole or in part, including at the option of the holder thereof.

                         (s) "Subsequent Dividend Period" means each period of twelve (12) consecutive calendar months (or such shorter period ending on the day referred to in the following proviso in the case of the final Subsequent Dividend Period) commencing on the day immediately following the last day of the Initial Dividend Period;provided however, that the final Subsequent Dividend Period shall end on the last day of the ninety-fifth (95th) calendar month following the calendar month in which the Initial Dividend Period commenced.

                         (t) "Treasury Rate" means, with respect to any Unpaid Amount, the yield, as of the Dividend





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        Payment Date in respect of which such Unpaid Amount was not paid, of the issue of United States Treasury security (other than so-called "treasury strips" or "stripped treasuries") outstanding on, and having a maturity date closest to the first anniversary of, such Dividend Payment Date (or if more than one such issue of security exists, the arithmetic average of the yields of such securities, rounded to the nearest one one-hundredth of one percent (.0001)), as published in The Wall Street Journal, Eastern Edition, or, if not so published therein, as published in or quoted by another reputable source selected by the Corporation.

                         (u) "Two-Year Treasury Rate" means, with respect to any Unpaid Amount, the yield, as of the Dividend Payment Date in respect of which such Unpaid Amount was not paid, of the issue of United States Treasury security (other than so-called "treasury strips" or "stripped treasuries") outstanding on, and having a maturity date closest to the second anniversary of, such Dividend Payment Date (or if more than one such issue of security exists, the arithmetic average of the yields of such securities, rounded to the nearest one one-hundredth of one percent (.0001)), as published in The Wall Street Journal, Eastern Edition, or, if not so published therein, as published in or quoted by another reputable source selected by the Corporation.

                         (v) "Unpaid Amount" means, with respect to any Dividend Period, the amount, if any, of the dividend due on the Dividend Payment Date in respect of such Dividend Period which is not paid in full on such date (whether due to the unavailability of audited financial statements or otherwise), including, but not limited to, the excess, if any, of a dividend calculated based on Net Income as set forth in audited financial statements over a dividend calculated based on Net Income as set forth in an Earnings Release.

                         (w) "Voting Stock" means all securities issued by the Corporation having the ordinary power to vote in the election of directors of the Corporation, other than securities hav-





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        ing such power only upon the occurrence of a default or any other extraordinary contingency.

                3. Dividends; Priority; Certain Covenants. (a) Payments of Dividends. The holders of shares of the Redeemable Preferred Stock shall be entitled to receive dividends, when, as and if declared by the Board or a duly authorized committee thereof, out of funds legally available for the payment of dividends. The amount of dividends payable in respect of each share of Redeemable Preferred Stock for any Dividend Period shall be equal to the quotient obtained by dividing (a) the lesser of (i) the result obtained by multiplying (A) 0.50 by (B) the amount, if any, by which Net Income for such Dividend Period exceeds the Applicable Amount for such Dividend Period or, if there is no such excess, zero, and (ii) the result obtained by multiplying (A) $50,000,000 by (B) the Applicable Percentage for such Dividend Period, by (b) 1,000.

                         (b) Payment and Record Dates. Dividends on the Redeemable Preferred Stock shall be payable on the 45th day following the last day of each Dividend Period (each a "Dividend Payment Date"); provided, however, that if any such day is not a Business Day, the applicable Dividend Payment Date shall be the next preceding day that is a Business Day. Dividends will be payable to holders of record of shares of Redeemable Preferred Stock as they appear on the stock books of the Corporation at the close of business on the 15th day immediately preceding the applicable Dividend Payment Date (or, if such day is not a Business Day, the applicable record date shall be the next preceding day that is a Business Day). Unpaid Amounts (including Accrued Interest, if any) in respect of any Dividend Periods may be declared and paid at any time to the holders of record as they appear on the stock books of the Corporation on such record dates, not more than 60 days preceding the payment dates thereof, as shall be fixed by the Board or a duly authorized committee thereof.

                         (c) Accrual of Dividends; Unpaid Amounts; Interest; Excess Amounts. (i) Dividends on the Redeemable Preferred Stock shall be fully cumulative





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        from the first day of the Initial Dividend Period.  Unpaid Amounts shall be payable together with Accrued Interest thereon to the date of payment of such Unpaid Amounts at a per annum rate equal to the Default Rate; provided that interest shall not accrue on any Unpaid Amount which results from a difference between (A) a dividend paid on a Dividend Payment Date and calculated based on the amount of Net Income set forth in an Earnings Release made public or delivered to the holders of the Redeemable Preferred Stock on or prior to such Dividend Payment Date and (B) such dividend as recalculated based on the amount of Net Income set forth in subsequently available audited financial statements delivered to the holders of the Redeemable Preferred Stock within 45 days following such Dividend Payment Date.

                         (ii) In the event that a dividend on the Redeemable Preferred Stock for any Dividend Period was calculated and paid based on Net Income as set forth in an Earnings Release and the amount of such dividend is greater than the amount of dividend recalculated based on Net Income as set forth in subsequently available audited financial statements (such excess is hereinafter referred to as an "Excess Dividend"), then promptly following receipt by the holders of the Redeemable Preferred Stock to whom an Excess Dividend has been paid of written notice from the Corporation, which notice sets forth in reasonable detail the calculation of such Excess Dividend (including per share amounts), each such holder shall repay to the Corporation such holder's pro rata share of such Excess Dividend (without interest).

                         (d) Priority as to Dividends; Restriction on Redemption, etc. The Corporation shall not declare or pay or set apart for payment any dividends or make any other distributions on, or payment on account of the purchase, redemption or other retirement of Common Stock or any other capital stock of the Corporation ranking junior to the Redeemable Preferred Stock as to dividends or as to distributions upon liquidation, dissolution or winding up of the Corporation unless (i) full cumulative dividends (including Accrued Interest, if any) on the shares of Redeemable Preferred Stock have been paid for all





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        Dividend Periods ended on or prior to the date of such payment, distribution, purchase, redemption or other retirement with respect to such stock ranking junior to the Redeemable Preferred Stock, and (ii) the Corporation is not in default with respect to any obligation (including its obligations pursuant to Paragraphs 7(a) and 7(b) hereof) to redeem or retire shares of the Redeemable Preferred Stock; provided, however, that the foregoing shall not apply to (x) any dividend payable solely in any shares of any stock ranking, as to dividends and as to distributions in the event of a liquidation, dissolution or winding up of the Corporation, junior to the Redeemable Preferred Stock or (y) the acquisition of shares of any stock ranking, as to dividends or as to distributions in the event of a liquidation, dissolution or winding up of the Corporation, junior to the Redeemable Preferred Stock in exchange solely for shares of any other stock ranking, as to dividends and as to distributions in the event of a liquidation, dissolution or winding up of the Corporation, junior to the Redeemable Preferred Stock. When full cumulative dividends (including, in the case of the Redeemable Preferred Stock, Accrued Interest, if any) are not paid in full to the most recent dividend payment date upon the shares of Redeemable Preferred Stock or any other class of stock of the Corporation ranking on a parity as to dividends with shares of Redeemable Preferred Stock, all dividends declared upon shares of Redeemable Preferred Stock and any such other class of stock ranking on a parity as to dividends with shares of Redeemable Preferred Stock shall be declared pro rata so that the amount of dividends declared per share on shares of Redeemable Preferred Stock and such other classes of stock shall in all cases bear to each other the same ratio that accrued and unpaid dividends (including, in the case of the Redeemable Preferred Stock, Accrued Interest, if any) per share on the shares of Redeemable Preferred Stock and such other classes of stock bear to each other.

                         (e) Financial Statements. Promptly following the end of each Dividend Period, but in no event later than 90 days following the end of such Dividend Period, the Corporation shall prepare, or





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        cause to be prepared, consolidated financial statements of the
        Corporation as of the end of and for such period, audited by a nationally recognized firm of independent public accountants.

                         (f) Financial Information. The Corporation will provide to all holders of the Redeemable Preferred Stock, promptly after the same become available, copies of all annual, quarterly, current and other reports filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Exchange Act. If the Corporation is not required to file such documents pursuant to Section 13 or 15(d) of the Exchange Act, or, if the Corporation is so required to file such reports pursuant to the Exchange Act and the last day of a Dividend Period does not coincide with the last day of the Corporation's fiscal year, the Corporation will provide to all holders of the Redeemable Preferred Stock, promptly after the same become available, consolidated financial statements of the Corporation with respect to each Dividend Period, audited by a nationally recognized firm of independent public accountants, together with the accountants' report thereon and an officer's certificate which sets forth in reasonable detail the calculation of the dividend on the Redeemable Preferred Stock for such Dividend Period.

                4. Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any distribution of the assets of the Corporation to the holders of Common Stock or any other capital stock of the Corporation ranking junior to the Redeemable Preferred Stock upon liquidation, dissolution or winding up of the Corporation, the holders of the Redeemable Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, an amount per share of Redeemable Preferred Stock equal to $1.00 plus an amount equal to all dividends (whether or not earned or declared) accrued and accumulated and unpaid on such shares (including Accrued Interest, if any) to the date of final distribution. If, upon any liquidation, dissolution or





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        winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of Redeemable Preferred Stock or any capital stock ranking on a parity with the Redeemable Preferred Stock upon liquidation, dissolution or winding up of the Corporation, shall be insufficient to pay in full the preferential amounts to which such stock would be entitled, then such assets, or the proceeds thereof, shall be distributable among such holders ratably in accordance with the respective amounts which would be payable on such shares if all amounts payable thereon were payable in full. For the purposes hereof, neither a consolidation nor a merger of the Corporation with one or more other corporations, nor a sale or a transfer of all or substantially all of the assets of the Corporation, shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.

                5. Conversion. The Redeemable Preferred Stock is not convertible into shares of any other class or series of stock of the Corporation.

                6. Voting Rights. The holders of shares of Redeemable Preferred Stock shall, in addition to any voting rights to which they may be entitled under the laws of the State of Delaware, have the right to vote in person or by proxy on all matters voted on by the holders of Common Stock, voting together with the holders of Common Stock as a class, with each holder of Redeemable Preferred Stock entitled to cast thereon 560 votes per share of Redeemable Preferred Stock standing in such holder's name.

                In addition, whenever, at any time or times, dividends payable on the shares of Redeemable Preferred Stock or on any Parity Preferred Stock, shall be in arrears for an aggregate number of days equal to six calendar quarters or more, whether or not consecutive (which, in the case of the Redeemable Preferred Stock shall be deemed to be an amount of accumulated and unpaid dividends equal to the Failure Amount), the authorized number of directors of the Corporation shall automatically be increased by two and the holders of the outstanding shares of Redeemable Preferred Stock shall have the right,





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
        with holders of shares of any one or more other class or series of Parity Preferred Stock outstanding at the time upon which like voting rights have been conferred and are exercisable ("Voting Parity Stock") (voting together as a class), to elect two directors to fill such newly created directorships at the Corporation's next annual meeting of stockholders and at each subsequent annual meeting of stockholders until such arrearages have been paid or set apart for payment, at which time such right shall terminate, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned. Upon any termination of the right of the holders of shares of Redeemable Preferred Stock and Voting Parity Stock as a class to vote for directors as herein provided, the term of office of all directors then in office so elected shall terminate immediately and the authorized number of directors shall be reduced by the number of directors elected by the holders of the Redeemable Preferred Stock and Voting Parity Stock pursuant to this paragraph.

                Any director who shall have been so elected pursuant to the preceding paragraph may be removed at any time, either with or without cause. Any vacancy thereby created may be filled only by the affirmative vote of the holders of shares of Redeemable Preferred Stock voting separately as a class (together with the holders of shares of Voting Parity Stock). If the office of any director elected by the holders of shares of Redeemable Preferred Stock voting as a class (together with the holders of shares of Voting Parity Stock) becomes vacant for any reason other than removal from office as aforesaid, the remaining director elected pursuant to the preceding paragraph may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred. At elections for such directors, each holder of shares of Redeemable Preferred Stock shall be entitled to 2,800 votes for each share held (the holders of shares of any other class or series of Voting Parity Stock being entitled to such number of votes, if any, for each share of such stock held as may be granted to them).

                So long as any shares of the Redeemable Preferred Stock remain outstanding, the Corporation will not, either directly or indirectly or through merger or consolidation with any other corporation, without the affirmative vote at a meeting or the written consent with or without a meeting of the holders of at least two-thirds of the shares of Redeemable Preferred Stock then outstanding, (a) authorize, create or issue, or increase the authorized or issued amount, of any class or series of stock ranking prior to the Redeemable Preferred Stock with respect to payment of dividends or the distribution of assets on liquidation, dissolution or winding up of the Corporation, or reclassify any authorized stock of the Corporation into any such shares, or create, authorize or issue any obligations or security convertible into or evidencing the right to purchase any such shares or
        (b) amend, alter or repeal any of the provisions of the Certificate of Designation, Powers, Preferences and Rights of the Redeemable Voting Preferred Stock, so as in any such case to materially and adversely affect the preferences, special rights or powers of the Redeemable Preferred Stock;provided, however, that any increase in the amount of authorized Common Stock or authorized preferred stock or any increase or decrease in the number of shares of any series of preferred stock or the authorization, creation and issuance of other classes or series of Common Stock or other stock, in each case ranking on a parity with or junior to the shares of Redeemable Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution of winding up, shall not be deemed to materially and adversely affect such preferences, special rights or powers.

                7. Redemption. (a) Mandatory Redemption. Subject to Paragraph 7(b), the shares of the Redeemable Preferred Stock may not be redeemed by the Corporation prior to the Dividend Payment Date (the "Final Payment Date") in respect of the final Subsequent Dividend Period (as determined in accordance with the proviso to Paragraph 2(s) hereof). On the Final Payment Date, the Corporation shall redeem, out of funds legally available therefor, all of the then outstanding shares of Redeemable Preferred Stock. The redemption pursuant to this Paragraph 7(a) shall be made upon not less than 30 days' prior notice (which notice shall comply with the provisions of Paragraph 7(c) hereof) mailed to the holders of Redeemable Preferred Stock at their respective addresses as shown on the stock books of the Corporation; provided, however, that the Corporation's failure to give such notice shall in no way affect its obligation to redeem the shares of Redeemable Preferred Stock as provided in this Paragraph 7(a). The redemption price for each share of Redeemable Preferred Stock redeemed pursuant to this Paragraph 7(a) shall be equal to $1.00 per share together with an amount equal to all dividends (whether or not earned or declared) accrued and accumulated and unpaid on such shares (including Accrued Interest, if any) to the Redemption Date (as defined below).

                         (b) The Corporation shall deliver written notice (an "Event Notice") to each holder of the Redeemable Preferred Stock at their respective addresses as shown on the stock books of the Corporation within 10 business days of the occurrence of a Designated Event. If a Designated Event occurs, each record holder of shares of Redeemable Preferred Stock, by written request (a "Request Notice") delivered to the Corporation no later than 25 days following delivery by the Corporation to such holder of an Event Notice in respect of such Designated Event, may require the Corporation to redeem, out of funds legally available therefor, any or all of the shares of Redeemable Preferred Stock held by such holder at the redemption price set forth below. Any redemption made pursuant to this Paragraph 7(b) shall be made (i) upon not less than 15 days and not more than 30 days prior notice (which notice shall (A) comply with the provisions of Paragraph 7(c) hereof and (B) shall not be delivered prior to the earlier of the termination of the 25-day period referred to above and the request for redemption pursuant to this Paragraph 7(b) by the holders of all of the then outstanding shares of Redeemable Preferred Stock) mailed to each holder requesting such redemption as shown on the stock books of the Corporation,provided, howeve, that the

        Corporation's failure to give such notice, or an Event Notice, shall in no way affect its obligation to redeem the shares of Redeemable Preferred Stock as provided in this Paragraph 7(b), and (ii) not later than 60 days (or such later time as determined pursuant to the following paragraph) following receipt by the Corporation of the first Request Notice in respect of the applicable Designated Event. With respect to each occurrence of a Designated Event, the Corporation shall call for redemption on one Redemption Date all of the shares (subject to the availability of funds being legally available therefor) of Redeemable Preferred Stock requested to be redeemed by each requesting holder during the 25-day period referred to above.

                The redemption price for each share of Redeemable Preferred Stock redeemed pursuant to this Paragraph 7(b) shall be equal to the quotient obtained by dividing (i) the result obtained by multiplying
        (A) $50,000,000 by (B) 8 minus the number of Determination Dates which have occurred prior to the date (the "Event Date") the Designated Event occurs, by (ii) 1,000, together with (1) accrued interest, if any, on such amount from the 1st day following the expiration of the 60 day period referred to in clause (ii) of the preceding paragraph or the 90 day period referred to in the last sentence of this paragraph, whichever is applicable, to the Redemption Date at the Default Rate (such interest to be calculated assuming that, for purposes of the definition of Default Rate and defined terms used in such definition, that such amount is an "Unpaid Amount" and that such 61st day or 91st day, as the case may be, is a "Dividend Payment Date") and (2) an amount equal to all dividends (whether or not earned or declared) accrued and accumulated and unpaid on such shares (including Accrued Interest, if any) to the Redemption Date. If any redemption obligations arise pursuant to this Paragraph 7(b) as a result of the occurrence of a Designated Event of the type described under clause (i) of Section 2(g), and any acquisition of Voting Stock by the applicable person referred to therein had been made without approval of a majority of the Board as constituted prior to the time such Designated Event takes place (a "Hostile Event"), the Corporation shall pay the redemption price only with the proceeds of one or more sales of capital stock of the Corporation, other than Redeemable Stock. In the event a Hostile Event occurs and at such time the Corporation is not eligible to use Form S-3 under the Securities Act for the registration of its capital stock or the Corporation otherwise determines in good faith that additional time is necessary to complete the financial statements required to be included in a registration statement in respect of the sale of its capital stock, then the redemption made pursuant to Paragraph 7(b) shall be made within 90 days following receipt by the Corporation of the first Request Notice in respect of such Hostile Event.

                         (c) Redemption Notices. Notice of redemption (a "Redemption Notice") of shares of Redeemable Preferred Stock pursuant to Paragraphs 7(a), 7(b) or 7(d) shall be given by the Corporation by mailing a copy of such notice to holders of record of the shares of Redeemable Preferred Stock at their respective addresses appearing on the books of the Corporation. Said notice shall specify the shares called for redemption, the price at which and the date (the "Redemption Date") on which the shares called for redemption will, upon presentation and surrender of the certificates of stock evidencing such shares, be redeemed. From and after the Redemption Date fixed in any such notice, unless default shall be made by the Corporation in providing monies at the time and place specified for the payment of the redemption price pursuant to said notice, all dividends (including Accrued Interest, if any) on the shares of Redeemable Preferred Stock thereby called for redemption shall cease to accrue and all rights of the holders thereof as stockholders of the Corporation, except the right to receive the redemption price (and such Accrued Interest, if any), shall cease and terminate. In addition, all dividends (but not Accrued Interest, if any) shall be deemed to have ceased accruing from and after the Event Date in respect of any Designated Event on any shares of Redeemable Preferred Stock called for redemption pursuant to a Request Notice in respect of such Designated Event covering such shares, unless default shall be made by the Corporation in providing monies at the time and place specified for the payment of the redemption price pursuant to the Redemption Notice delivered in connection therewith. All shares of Redeemable Preferred Stock redeemed by the Corporation shall be retired and cancelled and shall not thereafter be reissued.

                         (d) Insufficient Funds for Redemption. If the funds of the Corporation legally available for redemption of the Redeemable Preferred Stock on a Redemption Date in respect of its redemption obligations pursuant to Paragraphs 7(a) or 7(b) are insufficient to redeem the number of shares of Redeemable Preferred Stock to be so redeemed pursuant to Paragraphs 7(a) or 7(b), the holders of the Redeemable Preferred Stock shall share ratably in any funds legally available for redemption of such shares according to the respective amounts which would be payable with respect to the number of shares owned by them if the shares to be so redeemed on such Redemption Date were redeemed in full. The shares of Redeemable Preferred Stock not redeemed shall remain outstanding and entitled to all rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of such shares of Redeemable Preferred Stock, such funds will be used, as soon as practicable but no later than the end of the next succeeding fiscal quarter, to redeem the balance of such shares, or such portion thereof for which funds are then legally available, on the basis set forth above. If the Corporation is in default of its redemption obligations pursuant to Paragraphs 7(a) or 7(b), in addition to the restrictions set forth in Paragraph 3(d) hereof, the Corporation shall not declare or pay or set apart for payment any dividends or make any other distributions on, or payment on account of the purchase, redemption or other retirement of any capital stock of the Corporation ranking on a parity with the Redeemable Preferred Stock as to dividends or as to distributions upon liquidation, dissolution or winding up of the Corporation; provided, however, that the foregoing shall not apply to (x) any dividend payable solely in any shares of any stock ranking, as to dividends and as to distributions in the event of a liquidation, dissolution or winding up of the Corporation, junior to the Redeemable Preferred Stock or (y) the acquisition of shares of any stock ranking, as to dividends or as to distribu-tions in the event of a liquidation, dissolution or winding up of the Corporation, on a parity with the Redeemable Preferred Stock in exchange solely for shares of any stock ranking, as to dividends and as to distributions in the event of a liquidation, dissolution or winding up of the Corporation, junior to the Redeemable Preferred Stock."

                IN WITNESS WHEREOF, Lehman Brothers Holdings Inc. has caused this Certificate to be made under the seal of the Corporation and signed by ________________, its ____________, and attested by ____________________, its
Assistant Secretary, this ____ day of ______________, 1994.


                                                  LEHMAN BROTHERS HOLDINGS INC.


                                                  By: _________________________
                                                      Name:
                                                      Title:


[SEAL]


Attest:


____________________________
Assistant Secretary





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